Exhibit (a)(5)

ARTICLES OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

HENNESSY MUTUAL FUNDS, INC.

Pursuant to Section 2-605 of the Maryland General Corporation Law, Hennessy Mutual Funds, Inc., a Maryland corporation (the “Company”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The name of the Company is Hennessy Mutual Funds, Inc.

SECOND:  The Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, as an open-end management investment company.

THIRD:  The following amendment (the “Amendment”) to the Company’s Articles of Incorporation, as amended to date (the “Articles”), was approved by a majority of the entire Board of Directors of the Company:  The name of the Company’s Common Stock, par value $0.0001 per share, designated “Hennessy Focus Fund” is hereby redesignated “Hennessy Cornerstone Mid Cap 30 Fund”.

FOURTH:  The respective preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Common Stock, as set forth in Article IV of the Articles, remain unchanged.

FIFTH:  These Articles of Amendment shall become effective as of October 29, 2012.

SIXTH:  The Amendment is limited to a change expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Company.

IN WITNESS WHEREOF, the undersigned officers of the Company who executed the foregoing Articles of Amendment hereby acknowledge the same to be their act and further acknowledge that, to the best of their knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

Dated this 25th day of October, 2012.

HENNESSY MUTUAL FUNDS, INC.

By:                  /s/Neil J. Hennessy
Neil J. Hennessy, President

Attest:            /s/Daniel B. Steadman
Daniel B. Steadman, Secretary